AMENDMENT


         This Amendment to an existing employment agreement is made as of this 13th day of November, 1995, by and among THE WESTPORT BANK & TRUST COMPANY, a Connecticut-chartered state bank and trust company having its principal place of business in the Town of Westport, Connecticut ("Westport Bank"), WESTPORT BANCORP, INC., a Delaware corporation owning all of the issued and outstanding shares of capital stock of the Bank ("Westport Bancorp"); (Westport Bank and Westport Bancorp are collectively referred to herein as the "Bank"), and Thomas
P. Bilbao, an individual residing in the Town of Greenwich, Connecticut (the "Executive").


                              W I T N E S S E T H:


         WHEREAS, the Bank entered into an Employment Agreement ("Employment Agreement") with the Executive on June 16, 1992; and

         WHEREAS, the Board of Directors of Westport Bank and Westport Bancorp (collectively the "Board") and the Executive wish to amend the Employment Agreement to extend the period after termination of employment during which the Bank will continue certain employee benefits to Executive; and

         WHEREAS, the Board and the Executive further wish to amend the Employment Agreement to provide the Executive with a so called "tax gross up" for any excise taxes which might be levied under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended in the event of a "change of control" of the Bank; and

         WHEREAS, the Board of Directors of Westport Bank and the Board of Directors of Westport Bancorp have each by the affirmative vote of a majority of the members of each said Board approved the amendments to the Employment Agreement as required by Section 12(c) thereof.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. The phrase "(subject to the limitations in Section 9(g) below)" as it appears in Section 9(d) of the Employment Agreement is deleted.


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2.       Subsection (f) of Section 9 of the  Employment  Agreement is deleted in its entirety and the following substituted in its place:

                  "(f) If, in the event of a change in control of the Bank, the benefits provided by Section 11 and Section 9(d) of this Agreement, (or, if by reason of the amount of such benefits, any other amount in the nature of compensation payable to Executive ("Other Compensation")) is determined to be subject to the excise tax imposed by Section 4999 of the Code, the Bank shall pay to Executive, as additional compensation, the amount necessary to cause the total payments (including the additional payment required under this Section 9(f)) and benefits received by Executive under Sections 9 and 11 and Executive's Other Compensation (net of all federal and state taxes, including all taxes payable under Section 4999 of the
                  Code) to be equal to the total payments and benefits Executive would have received under Section 9 and 11 and Executive's Other Compensation (net of all federal, state and local taxes) if Section 4999 of the Code had not applied."


3. Section 11 of the Employment Agreement is deleted in its entirety and the following substituted in its place:

                  "11. Certain Benefits Upon Termination. Provided Executive's employment is terminated for other then cause, the Bank shall maintain in full force and effect for Executive's continued benefit from the date of termination of his employment and
                  thereafter   for  a  period  of  three  years  the  basic  and
                  corporate-owned life insurance, accidental death and dismemberment insurance, dental, health, and disability plans, programs or arrangements in which Executive was entitled to participate immediately prior to the date of termination, to the same extent as if Executive continued to be an employee of the Bank during the three year period following the date of termination. The Bank shall continue to pay the cost of any benefits provided under this Section 11; provided, however, the Bank and Executive shall share the cost of the health plan, program, or arrangement and each shall pay the portion which each would have paid if Executive was employed by the Bank. Any benefits provided under this Section 11, shall be reduced or offset to the extent they are replaced by substantially similar benefits provided by a new employer. Termination for cause shall mean termination because of Executive's

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                  personal dishonesty,  incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform material stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, the violation of which has a material effect on the Bank, or material  breach  of  any  provision  of  this  Agreement.  In determining  incompetence,  the  acts or  omissions  shall  be
                  measured  against  standards   generally   prevailing  in  the
                  commercial banking industry; provided, it shall be the Bank's burden to prove the alleged acts and omissions and the prevailing nature of the standards the Bank shall have alleged are violated by such acts and/or omissions."

         Except as amended by this Amendment and the amendment dated November 18, 1994, the Employment Agreement is ratified and confirmed as originally signed.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the day first above written.

                                 THE WESTPORT BANK & TRUST COMPANY
                                 and WESTPORT BANCORP, INC.


                                 By      /s/ Michael H. Flynn
                                    -------------------------------------------
                                             Michael H. Flynn
                                      President and Chief Executive Officer


                                 By      /s/ William B. Laudano, Jr.
                                    -------------------------------------------
                                             William B. Laudano, Jr.
                                           Senior Vice President and
                                            Chief Financial Officer


                                        /s/ Thomas P. Bilbao
                                    -------------------------------------------
                                            Thomas P. Bilbao, Executive
Approved for

THE WESTPORT BANK & TRUST COMPANY
and WESTPORT BANCORP, INC.

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By       /s/ George H. Damman
- -------------------------------------------
         George H. Damman
         Chairman of the Compensation Committee
         of the Board of Directors

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